September 23, 2021

Clinigence Holdings Announces the Completion of a $3 Million Strategic Equity Investment from ApolloMed

FT. LAUDERDALE, Fla. and ALHAMBRA, Calif., Sept. 23, 2021 /PRNewswire/ -- Clinigence Holdings, Inc. ("Clinigence") (OTC: CLNH), one of the nation's leading technology-enabled, risk-bearing population health management companies, today announced that it has completed a $3 million strategic equity investment from Apollo Medical Holdings, Inc. ("ApolloMed") (NASDAQ: AMEH), one of the largest physician-centric, technology-powered, risk-bearing healthcare companies in the country.

Under the terms of the investment agreement, Clinigence issued 1,000,000 shares of common stock to ApolloMed at $3.00 per share with warrants to purchase an additional 500,000 shares at $3.50 per share. Brandon Sim, Chief Operating Officer and Chief Technology Officer of ApolloMed, will join Clinigence's Board of Directors pursuant to the terms of the agreement.

Based in Alhambra, California, ApolloMed is a leading physician-centric, technology-powered healthcare company focused on enabling providers in the successful delivery of value-based care. With over 25 years of operational experience, ApolloMed has over 7,000 physicians in its network and manages over 1.1 million patients.

"ApolloMed's commitment to its patients and physicians has always been about excellence and innovation. We are pleased that ApolloMed has become a strategic investor in our company and believe there are numerous operating synergies for both companies. We look forward to our partnership," stated Warren Hosseinion, M.D., Chairman and Chief Executive Officer of Clinigence. "This equity investment is another step in our growth strategy and also strengthens our balance sheet as we position the Company for uplisting on NASDAQ."

"We are pleased to lend support to Clinigence, one of the nation's leading population health management organizations, at this critical juncture in its development," added Kenneth Sim, M.D., Executive Chairman and Co-Chief Executive Officer of ApolloMed. "We believe collaborating with Clinigence, a company that is as dedicated as we are to empowering providers in today's changing healthcare landscape and improving clinical outcomes for patients, will lead to future growth opportunities for all parties over the long term."

About Apollo Medical Holdings, Inc.

ApolloMed is a leading physician-centric, technology-powered, risk-bearing healthcare company. Leveraging its proprietary end-to-end technology solutions, ApolloMed operates an integrated healthcare delivery platform that enables providers to successfully participate in value-based care arrangements, thus empowering them to deliver high quality care to patients in a cost-effective manner.

Headquartered in Alhambra, California, ApolloMed's subsidiaries and affiliates include management services organizations (MSOs), affiliated independent practice associations (IPAs), and a Next Generation Accountable Care Organization (NGACO). For more information, please visit www.apollomed.net.

About Clinigence Holdings, Inc.

Clinigence Holdings is a leading technology-enabled, risk-bearing population health management company. The company includes an advanced, cloud-based platform that enables healthcare organizations to provide value-based care and population health management. The Clinigence platform aggregates clinical and claims data across multiple settings, information systems and sources to create a holistic view of each patient and provider and virtually unlimited insights into patient populations. The company also owns and operates a provider network of 141 primary care physicians and over 600 specialists in Los Angeles, California with 22,000 patients and has an investment in an accountable healthcare organization ("ACO") in South Florida with 15,600 Medicare patients through a network of 65 providers. For more information, please visit www.clinigencehealth.com. Information on our website does not comprise a part of this press release.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements about ApolloMed's investment in Clinigence, and ApolloMed's ability to deliver sustainable long-term value, ability to respond to the changing environment, operational focus, strategic growth and expansion plans, and future collaboration opportunities. Forward- looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of ApolloMed's management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in ApolloMed's reports filed with the Securities and Exchange Commission, including, without limitation, the risk factors contained in ApolloMed's Annual Report on Form 10-K for the year ended December 31, 2020, and any subsequent Quarterly Reports on Form 10-Q.

FOR MORE INFORMATION, PLEASE CONTACT:

Investor Relations (626) 943-6491

investors@apollomed.net

Carolyne Sohn, The Equity Group (415) 568-2255

csohn@equityny.com

Clinigence Holdings, Inc.

Mike Bowen

Chief Financial Officer

Via email at mike.bowen@ahahealthcare.net

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SOURCE Apollo Medical Holdings, Inc.